Exhibit 4.9

Terms of Modified Participation Rights Relating to ATM

I.	The Participation Rights under the Stockholders Agreement to be modified so that the Substantial Purchaser will have a once-a-quarter purchase right described below.
A.

For a 5 business day period at the beginning of each quarter (a “Participation  Quarter”) following a quarter (a “Reference Quarter”) in which the Company has sold shares under the ATM Offering a Substantial Purchaser may elect to purchase shares of the Company’s common stock required to enable it to maintain its Purchaser Percentage Interest to the extent that such percentage interest has been reduced by the sale of shares of common stock under the ATM Offering during the Reference Quarter (other than reductions attributable to the sale of shares to other Substantial Purchasers pursuant their Participation Rights under the Stockholders Agreement, including as modified hereby).

1.	Shares of common stock will be deemed to have been sold pursuant to the ATM Offering during a Reference Quarter based on the trade date rather than the settlement date.
B.	Any exercise will be required to be made on a business day during that 5 business day period by the close of trading on the day of exercise.
C.	The exercise price will be the volume weighted average price (“VWAP”) of the common stock for the five business days ending on the business day when the right is exercised.
D.

The Company will give notice to the Substantial Purchaser of the number of shares of common stock the Substantial Purchaser may purchase not later than the first business day of the Participation Quarter.

E.	Normal T+3 closing will apply, so purchases will be closed on the third business day after exercise.
II.	The Company has the right to terminate this alternate program at any time upon at least seven days notice to the Substantial Purchaser. In that case:

A.	The exercise period will be the 5 business day period commencing on the fifth business day following the date such notice is deemed to have been given.
B.	The purchase price will be the 5 business day VWAP for the period ending on the date of exercise, which must be a business day.
C.

The Participation Rights of the Participants with respect to shares, if any, sold by the Company in the ATM Offering after the date such notice was given will be as provided in the Stockholders Agreement (without giving effect to the modifications provided in this Exhibit B).